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                                                                    Exhibit 99.1

[VERSO TECHNOLOGIES LOGO]                          [MCK COMMUNICATION LOGO]

VERSO CONTACT:                                   MCK INVESTOR RELATIONS CONTACT:
Juliet M. Reising                                Tom Nolette
Executive Vice President &                       Acting CEO
Chief Financial Officer                          MCK Communications, Inc.
Verso Technologies, Inc.                         781-343-6331
678-589-3500                                     tnolette@mck.com
juliet.reising@verso.com

     VERSO AND MCK COMMUNICATIONS REVISE TERMS OF MERGER AGREEMENT VERSO TO ISSUE FEWER SHARES; MCK TO DISTRIBUTE ADDITIONAL CASH TO SHAREHOLDERS

     ATLANTA -(JUNE 17, 2003)--Verso Technologies, Inc. (Nasdaq: VRSO), an integrated communications solutions company, and MCK Communications, Inc., (Nasdaq: MCKC), a leading provider of distributed voice solutions for the extended enterprise, announced that the terms of the April 22, 2003 merger agreement under which Verso will acquire MCK, were revised on June 13, 2003.

     Under the amended terms, MCK stockholders will be entitled to receive approximately 18.3 million shares of Verso common stock (less than 20% of the number of outstanding Verso shares), reduced from the approximately 20 million shares in the original agreement. MCK will reduce the cash available at the closing of the merger from $7.5 million to approximately $6.4 million, thus enabling MCK to increase the cash distributed to its stockholders by more than $1.1 million.

     The transaction terms were revised as a result of the significant increase in the price of Verso common stock subsequent to the signing of the original agreement with MCK. MCK agreed to retain more cash for its stockholders and accept a reduced number of Verso shares such that no vote by the Verso shareholders would be necessary to complete the merger. The elimination of the Verso shareholder vote removes a condition to the closing of the transaction, which should reduce the associated transaction costs and help expedite the timing. The merger is expected to close in the third quarter of this year.

     Commenting on the transaction, Steve Odom, Verso's chairman and chief executive officer, said, "These new terms represent a win-win situation for the shareholders of both companies. We are providing MCK shareholders with more value than originally announced, and at the same time Verso shareholders are retaining approximately 1.7 million shares in return for giving up approximately $1.1 million of cash. We are even more optimistic today about the synergies which our customers and shareholders will enjoy as a result of the combined business."

     Tom Nolette, acting chief executive officer of MCK Communications, added, "We are pleased that the Verso transaction provides MCK stockholders with a package of cash and Verso

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     shares which is worth significantly more at today's prices than when the deal was announced less than two months ago."

     A Form S-4 is expected to be filed with the Securities and Exchange Commission by Verso in the next 30 days to register the shares to be offered in the acquisition of MCK Communications, upon completion of certain financial statements to be set forth therein.

     Please see the related press release dated April 22, 2003, in which the definitive agreement to acquire MCK Communications was originally announced.

     ABOUT VERSO TECHNOLOGIES

     Verso Technologies provides integrated switching solutions for communications service providers and enterprises that want to deploy IP-based services with PSTN scalability and quality of service. Verso's unique, end-to-end native SS7 over IP capability enables customers to leverage their existing PSTN investments by ensuring carrier-to-carrier interoperability and rich billing features. Verso's complete VoIP migration solutions include state-of-the-art hardware and software, OSS integration, the industry's most widely used applications and technical training and support. For more information about Verso Technologies, contact the company at www.verso.com or by calling 678.589.3500.

     ABOUT MCK COMMUNICATIONS

     MCK Communications develops and markets distributed voice solutions that cost-effectively create a more open and interconnected business telephony environment which provides enterprises with extended business reach, lowered communications costs and options for flexible migration to next-generation environments while empowering individuals with portable business telephony. With more than 400,000 ports shipped worldwide, ISO-9001-certified, MCK partners with such industry leaders as Alcatel, Anixter, Avaya, BellSouth, Catalyst Telecom, Ericsson, GBH Distributing, Iwatsu, Nortel, NEC, Infrontia (formerly Nitsuko), Panasonic, Toshiba, SBC, Sprint, Verizon and Voda One Corp and Westcon. Headquartered in Needham, Massachusetts, the company has an R&D facility in Calgary, Alberta and field offices throughout the U.S., Canada and the U.K.

     VERSO INTENDS TO FILE A REGISTRATION STATEMENT ON FORM S-4 IN CONNECTION WITH THE PROPOSED TRANSACTION, AND MCK INTENDS TO MAIL A PROXY STATEMENT/PROSPECTUS TO ITS STOCKHOLDERS IN CONNECTION WITH THE PROPOSED TRANSACTION. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS FOR THE MERGER WHEN IT IS AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VERSO, MCK AND THE PROPOSED TRANSACTION. After they have been filed, you may obtain these documents free of charge at the website maintained by the SEC at http:/www.sec.gov. In addition, you may obtain these documents and the SEC filings that are incorporated by reference into these documents free of charge by making your request to the respective contacts listed at the beginning of this news release.

     FORWARD LOOKING STATEMENT

     As provided by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the company cautions that statements in this release that are forward-looking statements represent management's belief and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes", "intends", "may", "should",

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     "anticipates", "expected", "estimated", "projected" or comparable terminology, or by discussion of strategies or trends. Although the company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in the company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

     VERSO MEDIA CONTACT:                        MCK MEDIA CONTACT:
     Mary Frances Jones                          Ann Doyle
     Director of Marketing                       VP, Worldwide Sales & Marketing
     Verso Technologies, Inc.                    MCK Communications, Inc.
     678-589-3575                                781-343-6335
     MaryFrances.Jones@verso.com                 adoyle@mck.com

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